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                                                                     EXHIBIT 4.3


THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR RESALE IN CONNECTION WITH THE DISTRIBUTION THEREOF. NO DISPOSITION OF THIS NOTE MAY BE MADE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL TO THE BORROWER TO THE EFFECT THAT SUCH DISPOSITION IS IN COMPLIANCE WITH THE ACT AND APPLICABLE STATES SECURITIES LAWS.



                15% SUBORDINATED PROMISSORY NOTE DUE MAY 1, 1997



$250,000                                                     _____________, 1996


     FOR VALUE RECEIVED, THERAPEUTIC ANTIBODIES INC., a Delaware corporation (the "Borrower"), promises and agrees to pay to the order of _______________________________________________ (the "Payee"), at the address of the Payee as the same appears on the records of the Borrower, or such other address as the Payee may designate, in lawful money of the United States of America, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000). Borrower agrees to pay interest on the principal balance of this Note, computed from the date hereof until maturity or earlier prepayment, at the rate of fifteen percent (15%) per annum. Interest shall be computed based upon a 365-day year from the number of days elapsed. Such interest shall be payable on August 1, 1996, November 1, 1996, February 1, 1997 and at maturity on May 1, 1997 or upon earlier prepayment hereof.

     This Note was issued pursuant to the terms of a Note Purchase Agreement (the "Note Purchase Agreement"), dated the date hereof, between Borrower and Payee.

     This Note, and each of the Notes, shall mature and Borrower shall pay to Payee all then outstanding and unpaid principal, plus all then accrued but unpaid interest, on May 1, 1997; subject to Borrower's right to redeem the Notes at any time prior to maturity.

     In case of suit, or if this obligation is placed in an attorney's hands for collection, the Borrower agrees to pay all costs of collection and litigation, including a reasonable attorney's fee.



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     Upon a breach of any promise made in this Note, at the option of the holder, the entire indebtedness hereby evidenced shall become due, payable and collectible then or thereafter, as the holder may elect, regardless of the date of maturity. The holder may waive any default before or after the same has been declared and restore this Note to full force and effect without impairing any rights hereunder, such right of waiver being a continuing one.

     The Borrower, for itself, its successors and assigns, covenants and agrees, and each holder, by accepting this Note or any portion hereof, likewise covenants and agrees, that this Note shall be subordinated and subject, to the extent and in the manner herein set forth, in right of payment to the prior payment in full of all Senior Indebtedness (as defined in the Note Purchase Agreement) of Borrower. Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions set forth herein irrespective of any amendment, modification, or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. The provisions of this paragraph are made for the benefit of all holders of Senior Indebtedness, and any such holder may proceed to enforce such provisions.

     The maker of this Note, and all who may become liable for same, jointly and severally waive presentment for payment, protest, notice of protest, notice of nonpayment of this Note, demand and all legal diligence in enforcing collection.

     Notwithstanding any provisions to the contrary in this Note, or in any documents relating hereto, in no event shall this Note or such documents require the payment or permit the charging or collection of interest in excess of the maximum amount permitted by the laws of the State of Tennessee. If any such excess of interest is contracted for, charged or received under this Note or under the terms of any document relating hereto, then in any such event (a) the provisions of this paragraph shall govern and control, (b) neither the Borrower nor any other person or entity now or hereafter liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted by the laws of the State of Tennessee, (c) any such excess which may have been collected shall be applied, at the holder's option, either as a credit against the then unpaid principal amount hereof or refunded to the Borrower by the holder and (d) the effective rate of interest shall be automatically reduced to the maximum lawful rate of interest allowed under the laws of the State of Tennessee as now or hereafter construed by the courts having jurisdiction thereof. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under the Note or any such other documents which are made for the purpose of determining whether such rate exceeds the maximum lawful rate of interest, shall be made, to the extent permitted by the laws of the State of Tennessee, by amortizing, prorating, allocating and spreading, during the period of the full stated term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from Borrower or otherwise by the holder or holders hereof in connection with such indebtedness. If for any reason, the laws of any jurisdiction other than Tennessee should be deemed to govern the construction of this Note, then and in such event, all references in this paragraph to the laws of the State of Tennessee shall mean the laws of such other jurisdiction.


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     This Note shall be governed by and be construed according to the laws of the state of Tennessee except to the extent preempted by applicable laws of the United States of America.

     This Note may not be changed or terminated without the prior written approval of the Payee and the holder. No waiver of any term or provision hereof shall be valid unless in writing signed by the holder.

     Executed this ____  day of ___________________ , 1996.


                                  THERAPEUTIC ANTIBODIES INC.


                                  By:
                                      -------------------------------

                                  Title:
                                         ----------------------------

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